CERTIFICATE OF SELLER

Cover Sheet

Seller: FOX PETROLEUM, INC., a Nevada corporation

Address: 64 Knightsbridge, London SW 1X 7JF, United Kingdom

Employer I.D. #:_________________

Purchaser: TCF OIL AND GAS CORP., a Florida corporation

Trafalgar: TRAFALGAR CAPITAL SPECIALIZED INVESTMENT FUND, FIS

Title Company: N/A

Mortgaged Properties: All of the real and personal property which is more particularly described in Exhibit A which is attached hereto and made a part hereof.

Conveyancing Documents: Bill of Sale and Assignment.

Loans: The loans and the obligations of Seller to Trafalgar in the sum of $____________, including principal and interest accrued thereon, as of the Effective Date, evidenced or secured by the Loan Documents.

Loan Documents: All of the documents listed in the Schedule of Loan Documents attached hereto as Exhibit B and made a part hereof, and any other documents, including but not limited to Financing Statements of record in the Nevada Secretary of State’s office, evidencing or securing the Loans.

Property Value: $________________

Effective Date: _________________, 2009

State: Kansas

1. Identification

This CERTIFICATE OF SELLER (“Certificate”), made as of the Effective Date, is given by Seller to Purchaser and Title Company, if applicable, in connection with Seller’s conveyance of the Property to Purchaser. In this Certificate, the terms defined on the cover sheet shall have the meanings given on such sheet. Accordingly, Seller hereby represents and warrants to Purchaser and Title Company as set forth below.

2. Seller

2.1. Seller

Seller is a corporation in good standing and validly existing under Nevada law.

2.2. Execution of Documents

The individual(s) executing this Certificate and the Conveyancing Documents on behalf of Seller have been duly authorized to do so and to consummate all of the transactions contemplated thereby and have full power and authority to convey the Mortgaged Properties to Purchaser. Seller has full power and authority to execute and deliver this Certificate and the Conveyancing Documents.

2.3. Enforceability

This Certificate and the Conveyancing Documents constitute the legal, valid and binding agreements of Seller, enforceable in accordance with their respective terms.

2.4. No Conflict

The execution and delivery of this Certificate and the Conveyancing Documents, and the consummation of the transactions therein contemplated, do not and will not violate any existing law, regulation or ordinance of any federal, state or local government, or any judgment or court order of any judicial authority and do not conflict in any material respect with or constitute a material breach of or a material default under Seller’s organizational documents or under the terms or conditions of any instrument, document, agreement, commitment, indenture, security agreement, mortgage, lease or other instrument to which Seller or any of its officers, directors, shareholders, partners, or members, as applicable, is a party or by which Seller or any of its officers, directors, shareholders, partners, or members, as applicable, or a substantial portion of Seller’s assets, is bound.

2.5. Litigation; Claims

To the best of the knowledge, information and belief of Seller, there are no actions, suits, investigations or proceedings pending or threatened (a) against or affecting Seller, or the record owner of the Mortgaged Properties, or any of their officers, directors or shareholders, partners or members, as applicable; (b) involving the validity or enforceability against Seller of this Certificate or the Conveyancing Documents; (c) affecting, questioning, enjoining or restraining the performance by Seller, or any of its members of their obligations under, or the transactions contemplated by, the Conveyancing Documents; or (d) affecting or questioning the titles or authority of the undersigned, except actions which, if adversely determined, would not materially impair the ability of Seller or any of its members to perform their obligations under the Conveyancing Documents.

There are no brokerage or leasing commission or other compensation due or which may hereafter become due to any broker, listing agent, finder or other persons in connection with the Mortgaged Properties.

2.6. No Defaults

With the exception of the Loans and the Loan Documents evidencing and securing the same, Seller is not in default in any material respect under any contract, mortgage, deed of trust, lease, loan or credit agreement, or other instrument to which Seller is a party or by which it is bound.

2.7. Foreign Status

Neither Seller nor any of its officers, directors, shareholders, partners, or members, as applicable, are a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and such parties will execute and deliver an affidavit to that effect upon demand of Purchaser. Seller is a “United States person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended. The U.S. employer tax identification number and the office address for Seller is set forth on the Cover Sheet. Seller and each of its officers, directors, shareholders, partners, or members, as applicable, understands that this certification may be disclosed to the Internal Revenue Service by Purchaser and that any false statement could be punished by fine, imprisonment, or both. Under penalties of perjury, each of the Seller and its officers, directors, shareholders, partners, or members, as applicable, declares that he has examined this certification and to the best of its knowledge and belief, it is true, correct and complete.

3. Mortgaged Properties

3.1. Loans

Seller is validly indebted to Trafalgar in the aggregate amount of the Loans as of the date hereof. There are no defenses, setoffs or counterclaims to the Loans. The Loans are secured by the Loan Documents including, without limitation, the Mortgage on the Mortgaged Properties.

3.2. Leases

To the best of the knowledge, information and belief of Seller, all of the leases (“Leases”) listed on Exhibit A hereto are valid, in full force and effect, and binding on the lessors according to their terms.

3.3. Compliance with Laws

To the best of the knowledge, information and belief of Seller, the Mortgaged Properties comply with applicable laws, statutes, regulations and ordinances. Seller will transfer to Purchaser all permits and licenses required by law, or the terms of such permits or licenses. There are no pending or threatened judicial, municipal, governmental or administrative proceedings affecting the Mortgaged Properties, including, without limitation, proceedings for or involving collections, condemnation, eminent domain, building code violations, environmental violations, zoning violations or damages to persons or property alleged to have occurred by reason of the condition, use or operation of the Mortgaged Properties. There are no pending or threatened requests, applications or proceedings to alter the zoning or other use restrictions applicable to the Mortgaged Properties.

3.4. Liens

All repairs and improvements to the Mortgaged Properties have been paid for. There are no existing pending or threatened mechanic or other lien claims, and to the best of the knowledge, information and belief of Seller, no valid mechanics or other lien claim can be asserted as of the date hereof.

3.5. Contracts And Accounts Payable

Any service contracts and other contracts affecting the operation of the Mortgaged Properties may be terminated without penalty or other payment by the owner of the Mortgaged Properties or its assignee upon no more than thirty days prior notice. All such contracts may be assigned to Purchaser without the consent of the other parties to such contracts.

All accounts payable relating in any manner to the Mortgaged Properties, including, without limitation, trade payables, material and supply payables, operating fees, casualty, builder’s risk and all related insurance premiums, utility bills, utility deposits, telephone bills, and fees for permits or certificates have been paid in full for the period to and including the Effective Date by Seller prior to the Effective Date.

4. Conveyance

4.1. Fair Consideration; No Preference

Purchaser is acquiring the Mortgaged Properties in consideration of the simultaneous payment of the sum of $100.00 by Purchaser to Seller, and the execution by Trafalgar of a Covenant Not To Sue Seller for a deficiency judgment under the obligations evidenced or secured by the Loan Documents. The Conveyancing Documents are not given as a preference against any other creditors of Seller. The undersigned, after due inquiry, certify that, to the best of their knowledge, the aggregate fair market value of the Mortgaged Properties on the Effective Date is approximately the Property Value, but in no event greater than the Loans, so that the consideration for the purchase and sale is fair and equitable.

4.2. Solvency

The transactions contemplated by the Conveyancing Documents are not intended to hinder, delay or defraud any entity to which Seller or any of its officers, directors, shareholders, partners, or members, as applicable, are, or are to become, indebted. Neither Seller, nor any of its officers, directors, shareholders, partners, or members, as applicable, are insolvent as of the Effective Date, and they will not become insolvent as a result of the conveyance of the Property to Purchaser.

4.3. Absolute Sale

Seller intends the Conveyancing Documents to effect a complete, irrevocable and absolute transfer of all of its right, title and interest in the Mortgaged Properties to Purchaser. The Conveyancing Documents convey all of Seller’s interests, direct and indirect interests, in the Mortgaged Properties. The Conveyancing Documents do not constitute a mortgage, trust conveyance or security of any kind. Upon delivery of the Conveyancing Documents, Seller will deliver possession of the Mortgage Properties to Purchaser.

5. Release

Seller, and each of its members, and each of their respective heirs, personal representatives, successors and assigns, does hereby forever release, discharge and acquit Trafalgar, its parents, subsidiaries and affiliates, and their officers, directors, shareholders, partners and members, as applicable, agents and employees, and their respective heirs, successors and assigns, and each of them, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action, debts, sums of money, accounts, compensations, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, irrespective of how, why or by reason of what facts, whether heretofore, now existing or hereafter arising, or which could, might or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length, which in any way arise out of, are connected with or relate to the Loans, as well as any action or inaction of any person or entity released hereunder with respect to the Loans, any and all guaranties of the indebtedness evidenced thereby and/or any and all collateral security for such indebtedness. It is hereby further understood and agreed that the acceptance of delivery of this Release by the party released hereby shall not be deemed or construed as an admission of liability by any party released by the terms hereof.

6. Completeness

There are no material facts relating to the Seller, or its officers, directors, shareholders, partners, or members, as applicable, or the Mortgaged Properties which are omitted from this Certificate which would be necessary in order to make any statement contained in this Certificate, in light of the circumstances under which it was made, not misleading in any material respect.

7. Indemnification

All representations and warranties contained in this Certificate shall be deemed remade as of the Effective Date and shall survive the Effective Date. Seller agrees to indemnify and hold Purchaser free and harmless from any and all losses, damages, costs or expenses (including any and all reasonable attorneys’ fees) incurred by Purchaser as a direct or indirect result of (i) any breach of any representation or warranty of the Seller contained in this Certificate, or (ii) any breach or default by Seller under any of Seller’s covenants or agreements under this Certificate. Seller’s obligations under this Paragraph 7 shall survive the Effective Date of this transaction.

8. General

This Certificate and the Conveyancing Documents contemplated hereby represent the final understanding of the parties and all prior discussions and understandings, whether oral or written, are merged herein. This Certificate may not be modified except by a written instrument executed by Seller and Purchaser, after the Effective Date. This Certificate is binding upon the undersigned and its successors and assigns and shall inure to the benefit of Purchaser and the Title Company, as applicable, set forth on the Cover Sheet and their respective successors and assigns. All pronouns used herein shall be construed to be of such number and gender as the context may require. This Certificate shall be governed by and construed under the laws of the State.

IN WITNESS WHEREOF, Seller has caused this Certificate of Seller to be executed by its only Members effective as of the Effective Date.

SELLER:

FOX PETROLEUM, INC., a Nevada corporation

By:

Its:

STATE OF _________________________

COUNTY OF _________________________

     Subscribed, sworn to and acknowledged before me this ____ day of ______________, 2009, by ___________________, as ___________ of Fox Petroleum, Inc., a Nevada corporation, on behalf of the corporation.

My Commission expires:_________________________.

NOTARY PUBLIC

EXHIBITS	A: Mortgaged Properties Description
B: Loan Documents

EXHIBIT “A”

DESCRIPTION OF MORTGAGED PROPERTIES

     (a) All rights, titles, interests and estates now owned by Seller in and to the oil and gas and/or the oil, gas and mineral leases described on Exhibit “A-1”, insofar as they cover the lands described on Exhibit “A-1” (herein sometimes called the “Leases”), together with operating rights, forced pooling orders, farmout agreements, participation agreements and other contractual or other rights relating to oil, gas and mineral rights described on Exhibit “A-1” which is attached hereto and made a part hereof for all purposes, or which Leases are otherwise mentioned or referred to herein and specifically, but without limitation, all of Seller’s undivided interests in the Leases described on Exhibit “A-1”;

     (b) All rights, titles, interests and estates now owned by Seller in and to (i) the properties now or hereafter pooled or unitized with the Leases; (ii) all presently existing or future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby (including, without limitation, all units created under orders, regulations, rules or other official acts of any Federal, State or other governmental body or agency having jurisdiction) which may affect all or any portion of the Leases including, without limitation, those units, if any, which may be described or referred to in Exhibit “A-1”; (iii) to the extent assignable or transferable without otherwise violating the terms of any such agreement, all area of mutual interest agreements, development agreements, geologic and geophysical survey agreements, operating agreements, contracts and other agreements which relate to any of the Leases or interests in the Leases including, without limitation, any such agreements described or referred to herein or in Exhibit “A-1” or to the production, sale, purchase, exchange or processing of the “Hydrocarbons” (as hereinafter defined) from or attributable to such Leases or interests; and (iv) the Leases even though Seller’s interests therein be incorrectly described or a description of a part or all of such Leases or Seller’s interests therein be omitted;

     (c) All rights, titles, interests and estates now owned by Seller in and to all oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom and all other minerals of whatever kind or character and in whatever form or phase (herein collectively called the “Hydrocarbons”) in and under and which may be produced and saved from or attributable to the Leases, the lands covered thereby and Seller’s interests therein, including all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Leases, the lands covered thereby and Seller’s interests therein which are subjected or required to be subjected to the liens and security interests of the Mortgage;

     (d) All tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the Leases, properties, rights, titles, interests and estates described or referred to in subparagraphs (a) and (b) and (c) above, which are now owned by Seller, including, without limitation, any and all property, real or personal, now owned and situated upon, used, held for use, or useful in connection with the operating, working or development of any of such Leases or properties

(excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses, all proprietary intellectual property rights, patents, trade secrets, computer software, mechanical engineering data, research and files relating to horizontal drilling guidance systems and geological and geophysical maps, licenses and data in which Seller cannot grant a security interest without violating third party agreements) and including any and all oil wells, gas wells, injection wells or other wells including without limitation those, if any, described on Exhibit “A-1” hereto, buildings, structures, field separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing properties;

     (e) The easements, rights-of-way, servitudes, real property, and permits, licenses, orders, certificates, and related instruments (collectively herein referred to as the “Easements”) described in Exhibit “A-1” or described in any instrument or document described in Exhibit “A-1,” and any strips and gores within or adjoining any real property included in or covered by the Easements, all rights of ingress and egress to and from such real property, all easements, servitudes, rights-of-way, surface leases, fee tracts and other surface rights affecting said Easements, and all rights appertaining to the use and enjoyment of said Easements, rights, estates, titles, claims, and interests, including, without limitation, lateral support, drainage, mineral, water, oil and gas rights (the Easements and all of the property and other rights, privileges, interests, titles, estates, and claims appurtenant thereto are hereinafter collectively called the “Gathering System Premises” or “Premises”);

     (f) All gathering systems and/or pipeline systems, and all materials, equipment, and other property now or hereafter located on the Gathering System Premises or used or held for use, regardless of where the same are located, in connection with, or otherwise related to such gathering systems and/or pipeline systems and all equipment, including, but not limited to, all fittings, furnishings, appliances, apparatus, machinery, treatment, storage, transportation, exchange units, gas, liquid product and other storage tanks, liquid product truck loading terminals, and other assets now or hereafter located on or in (or, whether or not located thereon or therein, used or held for use in connection with) the Premises or such gathering systems or pipeline systems (that portion of the Mortgaged Properties described in this paragraph (f) is herein collectively called the “Gathering Systems”);

     (g) All materials, goods, surface or subsurface machinery, equipment, and other property now or hereafter located on the Gathering System Premises, and all other surface or subsurface machinery and equipment, line pipe and pipe connections, fittings, flanges, welds or interconnects, valves, control equipment, cathodic or electrical protection units, by-passes, regulators, drips, meters and metering stations, compression equipment, pumphouses and pumping stations, treating equipment, dehydration equipment, separation equipment, processing equipment, telephone, telegraph and other communication systems, office equipment and furniture, files and records, computer equipment and software, storage sheds, vehicles, loading docks, loading racks, towers, process tanks, storage tanks and other storage facilities, and shipping facilities, gas and electric fixtures, radiators, heaters, engines and machinery, boilers, elevators and motors, pipes, faucets and other air conditioning, plumbing, and heating fixtures, refrigerators and appurtenances which relate to Seller’s use of the Gathering Systems (collectively, the “Gathering System Equipment”), and all building materials and supplies now or hereafter delivered to the Gathering System Premises and intended to be installed thereon; all other personal property of whatever kind and nature at present contained in or hereafter placed on the Gathering System Premises in which Seller has a possessory or title interest; and all renewals or replacements thereof or articles in substitution thereof; and all proceeds and profits thereof, all of which shall be deemed to be a portion of the security for the “Obligations” (as hereafter defined). If the lien of the Mortgage on any fixtures or personal property is subject to a lease agreement, conditional sales agreement or chattel mortgage covering such property, then all the right, title and interest of Seller in and to any and all deposits made thereon or therefor are hereby assigned to Purchaser, together with the benefit of any payments now or hereafter made thereon. Seller also transfers, sets over and assigns to Purchaser, its successors and assigns, all leases and use agreements covering machinery, Equipment and other personal property of Purchaser related to the Gathering System Premises or the conduct of its business thereon, under which Seller is the lessee of, or entitled to use, such items;

     (h) All inventory and all materials used or consumed in the processing of Hydrocarbons, and all products thereof, now or hereafter located in or on, or stored in or on, transported through or otherwise related to the lands covered by the Leases and the Gathering System Premises (herein collectively, the “Premises”), including all inventory (as such term is used in the Uniform Commercial Code of the State of Kansas (the “Uniform Commercial Code”)) and such other property held by Seller for sale or lease (or in the possession of other persons while on lease or consignment) or furnished or to be furnished under any service contract and all raw materials, work in process and materials and supplies used or consumed in Seller’s business relating to the Premises, and returned or repossessed goods, together with any bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of such goods of Seller related to the Leases and Gathering System, and any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods that it covers (the Mortgaged Properties described in this paragraph (h) are hereinafter collectively referred to as the “Inventory”), and all proceeds thereof and all accounts, contract rights and general intangibles under which such proceeds may arise, and together with all liens and security interests securing payment of the proceeds of the Inventory, including, but not limited to, those liens and security interests provided for under statutes enacted in the jurisdictions in which the Mortgaged Properties are located;

     (i) All presently existing and hereafter created Hydrocarbon purchase agreements, Hydrocarbon sales agreements, supply agreements, raw material purchase agreements, product purchase agreements, product sales agreements, processing agreements, exchange agreements, gathering agreements, transportation agreements and other contracts and agreements which cover, affect, or otherwise relate to the production, extraction, transportation and/or processing of Hydrocarbons through or in the Premises or any other part of the Mortgaged Properties, and all other contracts and agreements (including, without limitation, equipment leases, maintenance agreements, electrical supply contracts, hedge or swap agreements, cap, floor, collar, exchange, forward or other hedge or protection agreements or transactions relating to crude oil, natural gas or other Hydrocarbons, or any option with respect to any such agreement or transaction, and other contracts and agreements) which cover, affect or otherwise relate to the Premises, or any part thereof, together with any and all amendments, modifications, renewals or extensions (now or hereafter existing) to any of the foregoing (the Mortgaged Properties described in this paragraph (i) are herein collectively called the “Contracts”);

     (j) All accounts, including but not limited to, (i) all of Seller’s rights to receive payment, whether or not earned by Seller’s performance and however acquired or evidenced, which arise out of or in connection with (A) Seller’s sale of Hydrocarbons, (B) Seller’s sale, assignment, lease, hiring out or allowance of use of, consignment, licensing or other voluntary disposition, whether permanent or temporary, of Inventory or other goods or property related to the Premises and/or the conduct of Seller’s business thereon (including, without limitation, all payments received in lieu of payment for Inventory regardless of whether such payments accrued, and/or the events which gave rise to such payments occurred, on or before or after the date hereof, including, without limitation, “take or pay” or “minimum bill” payments and similar payments, payments received in settlement of or pursuant to a judgment rendered with respect to take or payor minimum bill or similar obligations or other obligations under a sales contract, and payments received in buyout or other settlement of a contract covered by the Mortgage), (C) rendering of services related to the Gathering Systems and/or Premises and/or the conduct of Seller’s business thereon or (D) any loan, advance, purchase of Debentures or other extension of credit made by Seller; (ii) any and all rights and interests Seller may have in connection with any of the transactions described in the preceding clause (i) and relating to the Premises, whether now existing or hereafter acquired, (A) to demand and receive payment or other performance from any guarantor, surety, accommodation party or other person indirectly or secondarily obligated to Seller in respect of the Leases, Hydrocarbons, Gathering Systems and/or the Premises and/or the conduct of Seller’s business thereon, (B) arising out of the enforcement of any of Seller’s rights to payment or performance by means of judicial or administrative proceedings, including, without limitation, any rights to receive payment under or in connection with any settlement of such proceedings, any judgment or any administrative order or decision arising out of actions related to the Leases, Hydrocarbons, Gathering Systems and/or the Premises and/or the conduct of Seller’s business thereon, (C) in and to the goods or other property related to the Premises and/or the conduct of Seller’s business thereon that is the subject of any such transaction, including, without limitation, (1) in the case of goods, an unpaid seller’s or lessor’s rights of rescission, replevin or to stop such goods in transit, and all rights to such goods on return or repossession, and (2) in the case of other property, rights of an unpaid seller, assignor or licensor to rescind or cancel the applicable agreement and demand the return of such property or, if such property is intangible, of any writing or other tangible evidence of its existence and/or disposition, and (D) to proceed against any collateral security related to the Premises provided by any obligor and to realize any proceeds thereof; and (iii) all contracts and other agreements and writings, all accounts, chattel paper, documents, general intangibles and instruments, and all other items of property now or hereafter owned by Seller or in which Seller now has any rights or interests, whether tangible or intangible and related to the Premises that in any way constitute, embody or evidence any payment rights described in clause (i) of this paragraph (j) or any of Seller’s other rights and interests described in clause (ii) of this paragraph (j) (the Mortgaged Properties described in this paragraph (j) are hereinafter collectively referred to as the “Accounts Receivable”);

     (k) All contracts, agreements, leases, permits, orders, franchises, servitudes, certificates, privileges, rights, technology, licenses and general intangibles (including, without limitation, all trademarks, trade names, and symbols) which are now or hereafter used, or held for use, in connection with or otherwise relate to the Premises, the Gathering Systems, the Gathering System Equipment and/or the other items described in paragraph (g), the Inventory, the Contracts, and/or the Accounts Receivable (the Premises, the Gathering Systems, the Gathering System Equipment and the other items described in paragraph (g), the Inventory, the Contracts, and the Accounts Receivable are hereinafter collectively referred to as the “Property”) or the conduct of Seller’s business on the Leases and/or Gathering System Premises whether now or hereafter created, acquired, or entered into and all right, title and interest of Seller thereunder, including, without limitation, rights, incomes, profits, revenues, royalties, accounts, contract rights and general intangibles under any and all of the foregoing;

     (l) Any and all data, books and records related to the Premises and Seller’s operations thereon, including, but not limited to, accounting records, files, computer software, employee records, engineering drawings or plans, surveys, site assessments, environmental reports, customer lists, production records, laboratory and testing records, sales and administrative records, and any other material or information relating to the ownership, maintenance, or operation of the Property (the “Books and Records”);

     (m) All unearned premiums, accrued, accruing or to accrue under insurance policies now or hereafter obtained by Seller for the Property or the conduct of Seller’s business on the Premises and all judgments, awards of damages and settlements hereafter made as a result of or in lieu of any taking of the Premises or any part thereof or any interest therein under the power of eminent domain, or for any damage (whether caused by such taking or otherwise) to the Leases and/or Gathering System Premises or any part thereof or interest therein, including any award for change of grade of streets;

     (n) All proceeds of the conversion, voluntary or involuntary, of the Property or any part thereof into cash or liquidated claims, including, without limitation, proceeds of hazard and title insurance;

     (o) All of the rights, titles and interests of every nature whatsoever now owned by Seller in and to the Leases, Easements, properties, rights, titles, interests and estates and every part and parcel thereof, including, without limitation, said Leases, properties, rights, titles, interests and estates as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or

“Permitted Encumbrances” (hereinafter defined) to which any of said Leases, Easements, properties, rights, titles, interests or estates are subject, or otherwise; together with any and all renewals and extensions of any of said Leases, Easements, properties, rights, titles, interests or estates; and all contracts and agreements supplemental to or amendatory of or in substitution for the Leases, Easements, the contracts and agreements described or mentioned above; and

     (p) All accounts, contract rights, equipment, fixtures, inventory, general intangibles and any and all other personal/movable property of any kind or character constituting a part of, relating to or arising out of those portions of the Mortgaged Properties which are described in paragraphs (a) through (o) above and all proceeds and products of all such portions of the Mortgaged Properties.

EXHIBIT “A-1”

DEFINITIONS:

     1. The terms used in Exhibit “A-1” have the same meaning as defined in the Mortgage.

     2. The term “working interest” as used herein means (a) when applied to individual leases, the undivided interest owned by Seller in the leasehold estate, out of which are paid Seller’s share of (i) all costs of drilling, completing, equipping and operating a well or wells, and (ii) all royalties, overriding royalties, production payments and other interests in or measured by production, and (b) when applied to leases described as unitized or pooled, the undivided interest owned by Seller and out of which is paid all costs of drilling, completing, equipping and operating a well or wells producing oil and gas, or either of them, from the portions of the leases so unitized or pooled. The term “net revenue interest” as used herein means that portion of oil and gas (or oil only, or gas only, where so limited herein) produced from the respective properties herein described to which Seller is entitled after deduction of all royalties, overriding royalties, production payments and other interests in or measured by production which are borne by Seller.

     3. The term “Permitted Encumbrances” shall mean (i) Permitted Liens under the Amended Security Agreement between Seller and Purchaser; provided that such liens or encumbrances do not materially interfere with the use and value of the Mortgaged Properties; and (ii) the specific exceptions and encumbrances, if any, affecting each of the Mortgaged Properties as described in Exhibit A INSOFAR ONLY as said exceptions and encumbrances are valid and subsisting and are enforceable against the particular Lease which is made subject to said exceptions and encumbrances.

     4. With respect to the descriptions of each of the Mortgaged Properties, if the description requires, such description may continue on several successive pages of Exhibit “A-1”. Certain property descriptions are in abbreviated form as to Sections, Townships and Ranges. In such descriptions the following terms may be abbreviated as follows:

Northwest Quarter NW, NW/4 or NW1/4;
Southwest Quarter SW, SW/4 or SW1/4;
Southeast Quarter SE, SE/4 or SE1/4;
Northeast Quarter NE, NE/4 or NE1/4;
North Half N/2 or N1/2;
South Half S/2 or S1/2;
East Half E/2 or E1/2; and
West HalfW/2 or W1/2.

The applicable Section, Township and Range may be identified by a series of three numbers, each separated by a dash, with the first number being the Section number, the second number being the Township number and the third number being the Range number. The Township and Range numbers are followed by an N, S, E or W to indicate whether the Township or Range is North, South, East or West, respectively. In some instances, the Section number may be stated by

A-1-1

itself and not in conjunction with a series of dashed numbers representing the appropriate Township and Range, e.g., the description “N/2 14, SESW 21 29N 8W” means “North one half of Section 14 and Southeast quarter of Southwest quarter of Section 21, all in Township 29 North, Range 8 West.” Certain descriptions merely refer to the subdivision or survey in which the property is located in whole or in part. In such cases, the recorded Leases and any amendments thereof and any other recorded instruments affecting Seller’s title more particularly describe the land within such subdivision or survey in which Seller owns an interest, and the descriptions contained in such instruments are incorporated herein by this reference.

SYMBOLS AND ABBREVIATIONS:

     1. The abbreviation “BPO” or the term “before payout” as used herein means that the figure next to which this abbreviation appears represents Seller’s net income interest until such time as the operator of the well or wells situated on the described property has recovered from production from that well or those wells all costs as specified in underlying farmout assignments or other documents in the chain of title, usually including costs of drilling, completing and equipping a well or wells plus costs of operating the well or wells during the recoupment period.

     2. The abbreviation “APO” or the term “after payout” as used herein means that the figure next to which this abbreviation appears represents Seller’s net income interest after the point in time when the operator of the well or wells situated on the described property has recovered from production from that well or those wells all costs as specified in underlying farmout assignments or other documents in the chain of title, usually including costs of drilling, completing and equipping a well or wells plus costs of operating the well or wells during the recoupment period.

LEASES:

LEASE A:

Oil and gas lease dated November 20, 2006, from Bryant Wires and Rosalie Wires, husband and wife, lessors, to Wint Harris, lessee, recorded November 27, 2006, in Book 107, pages 695-697, in the office of the Register of Deeds of Ellsworth County, Kansas.

LEASE B:

Oil and gas lease dated November 20, 2006, from Gary George Kratzer, Trustee of the Gary George Kratzer Trust dated 12/23/96, lessor, to Wint Harris, lessee, recorded November 27, 2006, in Book 107, pages 692-694, in the office of the Register of Deeds of Ellsworth County, Kansas.

LEASE C:

Oil and gas lease dated September 2, 2008, and September 8, 2008, from Don Kratzer and Gary George Kratzer, Co-Trustees of the Pauline B. Kratzer Trust dated February 26, 1991, lessors, to Fox Petroleum, Inc., lessee, recorded

A-1-2

September 15, 2008, in Book 110, at pages 73-76 and pages 77-79, respectively, in the office of the Register of Deeds of Ellsworth County, Kansas.

     The leases referred to above cover all of the following described land located in Ellsworth County, Kansas, to-wit:

Southwest Quarter (SW/4) of Section Thirty-four (34), Township Seventeen (17) South, Range Eight (8) West, Ellsworth County, Kansas.

WARRANTED INTEREST:

Lease	Working	Net Revenue Interest
	Interest
Lease A	100.00%	87.50%
Lease B	100.00%	87.50%
Lease C	100.00%	87.50%

A-1-3

EXHIBIT “B”

SCHEDULE OF LOAN DOCUMENTS

The documents listed on this Schedule of Loan Documents are described by reference to, as applicable, the type of instrument, the date of instrument, the maker or grantor of the instrument, the payee or grantee of the instrument, the original principal amount of the indebtedness evidenced or secured by the instrument, and the book and the page, if any, in which the instrument is recorded in the Office of the Register of Deeds of Ellsworth County, Kansas. The instruments to which this Schedule of Loan Documents refers are incorporated herein by reference with the same force and effect as if the same were set forth at length herein.

Various abbreviations are used in this Schedule of Loan Documents in order to facilitate the typing and listing of the instruments. A representative list is as follows:

Name	Abbreviation

Fox Petroleum, Inc., a Nevada corporation	Fox

Fox Petroleum, Inc., a Kansas corporation	Fox Kansas

Trafalgar Capital Specialized Investment Fund, FIS	Trafalgar

Mortgage, Indenture, Security Agreement, Fixture Filing, Financing Statement and Assignment of Production	Mortgage

Form UCC-1, Financing Statement	UCC-1

Amended Senior Secured Convertible Redeemable Debenture	Amended Debenture

Senior Secured Convertible Redeemable Debenture	Debenture

General Assignment of Contracts and Leases	Assignment

Securities Purchase Agreement	Purchase Agreement

Amended Security Agreement	Amended SA

Amendment to Securities Purchase Agreement, Secured Debenture, Registration Rights Agreement and Security Agreement	Amended Agreement

Type of	Date	Borrower/	Lender/Payee	Original	Recording
Instrument		Maker/	/Grantee	Principal	Information
		Grantor		Amount

Mortgage	10/31/2008	Fox	Trafalgar	$3,500,000.00	Ellsworth County, Kansas

UCC-1	07/02/2008	Fox	Trafalgar	$2,500,000.00	Nevada SOS 200802105 9-6

UCC-1	06/30/2008	Fox Kansas	Trafalgar	$2,500,000.00	Kansas SOS 6504278

UCC-1	04/__/2009	Fox	Trafalgar	$3,500,000.00	Ellsworth County, Kansas

Security Agreement	06/24/2008	Fox	Trafalgar	$2,500,000.00

Amended SA	10/31/2008	Fox	Trafalgar	$3,500,000.00

Purchase Agreement	06/24/2008	Fox	Trafalgar	$2,500,000.00

Amended Agreement	10/31/2008	Fox	Trafalgar	$3,500,000.00

Debenture	10/31/2008	Fox	Trafalgar	$1,000,000.00

Amended Debenture	10/31/2008	Fox	Trafalgar	$1,250,000.00

Amended Debenture	10/31/2008	Fox	Trafalgar	$1,250,000.00

Debenture	06/24/2008	Fox	Trafalgar	$2,500,000.00

Assignment	06/18/2008	Fox	Trafalgar

Warrant	10/31/2008	Fox	Trafalgar

Pledge and Escrow Agreement	10/31/2008	Fox	Trafalgar

Type of	Date	Borrower/	Lender/Payee	Original	Recording
Instrument		Maker/	/Grantee	Principal	Information
		Grantor		Amount

Registration Rights Agreement	06/24/2008	Fox	Trafalgar